    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                ASK JEEVES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  7375                                 94-3334199
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                         ------------------------------

                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 985-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                ROBERT W. WRUBEL
                            CHIEF EXECUTIVE OFFICER
                                ASK JEEVES, INC.
                         5858 HORTON STREET, SUITE 350
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 985-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              JAMES C. KITCH, ESQ.
                            MICHAEL L. WEINER, ESQ.
                               COOLEY GODWARD LLP
                              3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                                 (650) 843-5000

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                             PROPOSED
                                                                        PROPOSED              MAXIMUM
                                                 AMOUNT TO BE       MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED         REGISTERED(1)       PRICE PER SHARE      OFFERING PRICE      REGISTRATION FEE
Common Stock................................       5,961,973            $18.81(2)         $107,315,514(2)          $28,332

(1) This registration statement shall cover any additional shares of Ask Jeeves, Inc. ("Ask Jeeves") common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Ask Jeeves' outstanding common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 as amended, and based on the average high and low sales price on August 7, 2000 as reported on the Nasdaq national market.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-33588

PROSPECTUS (NOT COMPLETE)

                                ASK JEEVES, INC.

                                5,961,973 SHARES

                                  COMMON STOCK

    The selling stockholders identified in this prospectus are selling a total of 5,961,973 shares of our common stock. All of the shares being offered in this prospectus were issued to the selling stockholders in connection with our acquisition of Net Effect Systems, Inc., Direct Hit Technologies, Inc., The Evergreen Project, Inc., the purchase of assets from Excellerate LLC and the exercise of our warrants. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "ASKJ." On August 10, 2000, the last reported sales price for our common stock was $18.25 per share.

    The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 27.

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 to read about risks that you should consider before buying shares of our common stock.

    The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS AUGUST   , 2000

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF OUR BUSINESS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS, AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" IN OUR ANNUAL REPORT AND QUARTERLY REPORTS CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES.

                                  THE COMPANY

    Ask Jeeves, Inc. ("Ask Jeeves" or the "Company") provides intuitive, intelligent question answering technologies and services for companies seeking to target, acquire, convert and retain customers online. Ask Jeeves' solutions allow companies to connect users to information through automated search, natural language question answering, decision advisory support and interaction with live customer care representatives. We believe that by providing users with a more intuitive, relevant and flexible way to access information online, companies will be able to maximize the returns on their Web-based strategies through better customer targeting and acquisition, increased conversion and retention rates, lowered support costs and access to customer data. Key elements of our strategy are to extend our reach in corporate markets, introduce new technologies and services, provide customer insight, increase awareness of the Ask Jeeves brand, expand our syndication business and expand our international presence.

    Our question answering service is built on proprietary technology combined with human intelligence to create an interaction centered on understanding users' specific needs and interests and connecting them to the most relevant information, products and services. We introduced Jeeves Answers, our natural language question answering service, on Ask Jeeves at Ask.com in 1997 to provide Web users with a more satisfying and productive experience and to help companies better target and acquire customers. In 1998, we launched a customized service to develop and implement Jeeves Answers on corporate Web sites to help companies better acquire, convert and retain customers. In 1999, we expanded our suite of services to include Jeeves Advisor and Jeeves Live which permit our corporate customers to offer a decision advisory process and real-time interaction with a live representative. In February 2000, we added Jeeves Search, a popularity-based automated search technology that uses the collective queries and Web site selections of users to deliver relevant results across the Internet or on a corporate Web site. Our services are built on a flexible, scalable architecture with an information gathering system that collects users' questions and selections across Ask Jeeves-enabled Web sites. We store and analyze the information we collect to improve the performance of our services and to deliver user insight to our corporate customers.

    We deliver our question answering technologies and services through our Web Properties Group and our Business Solutions Group. Our Web Properties Group delivers potential customers to companies' Web sites through a combination of advertising, sponsorships, listing and shopping services available on Ask.com, AJKids.com and DirectHit.com. Currently, we reach millions of Web users through our Web Properties Group, enabling companies to reach a broad set of potential customers. Our Business Solutions Group develops and maintains customized automated search, natural language question answering, intelligent advisor and live help services on corporate Web sites. We believe our corporate services help companies convert shoppers to buyers, reduce support costs, gain consumer insight and improve customer retention. The Business Solutions Group provides these services on an outsourced basis with little involvement from our corporate customers' technical personnel.

    In November 1999, we acquired Net Effect Systems, Inc., a provider of a live help service that enables real-time, text-based communication between a company and its online customers. In February 2000, we acquired Direct Hit
Technologies, Inc., a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. We believe that the addition of online live help technology and popularity-based search technology to our natural language question answering technology will increase the likelihood that users will find more relevant answers and will do so more efficiently.

    In the fourth quarter of 1999 we created Ask Jeeves International, Inc., a wholly-owned subsidiary, to make our interactive network accessible worldwide. Central to these efforts is customizing our interactive network for both language and cultural differences.

    We were incorporated in California in June 1996 and reincorporated in Delaware in June 1999. Our principal executive offices are located at 5858 Horton Street, Suite 350, Emeryvillle, California 94608, and our telephone number is (510) 985-7400. Our World Wide Web site address is www.Ask.com. The information in the Web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common Stock offered by selling
  stockholders...............................  5,961,973 shares
Common Stock offered by us...................  0
Common Stock to be outstanding after the
  offering...................................  35,666,062 shares (1)
Use of Proceeds..............................  We will not receive any proceeds from the sale of common stock by the selling
                                               stockholders.
Nasdaq National Market symbol................  ASKJ
Risk Factors.................................  You should read the "Risk Factors" section, beginning on page 5, as well as the other
                                               cautionary statements, risks and
                                               uncertainties described in this prospectus so
                                               that you understand the risks associated with
                                               an investment in the common stock.

------------------------

(1) Excludes (a) 6,061,575 shares of common stock issuable upon the exercise of options outstanding as of June 1, 2000, with a weighted average exercise price of $28.55 per share, (b) approximately 236,339 shares of common stock subject to outstanding options with a weighted average exercise price of $9.61 per share assumed as part of the Direct Hit acquisition, (c) an aggregate of 1,583,215 shares of common stock reserved for future issuance under our stock option plans, (d) an aggregate of 286,850 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan, and (e) 8,750 shares of common stock issuable upon the exercise of warrants outstanding as of June 1, 2000, with a weighted average exercise price of $14.00 per share. Includes 4,751,878 shares of common stock issued in connection with our acquisition of Direct Hit in February 2000 and 1,715,000 shares issued in connection with our public offering effective March 13, 2000.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE SERIOUSLY HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR BUSINESS IS EXTREMELY DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS
  LIMITED.

    We were incorporated in June 1996 and launched Ask Jeeves, at Ask.com, our public Web site, in April 1997. Our business model is constantly evolving. Because the Internet is constantly changing, we may need to change our business model to adapt to those changes.

    In November 1999, we acquired Net Effect Systems, Inc., a provider of a live help service that enables real-time, text-based communication between a company and its online customers. In February 2000, we acquired Direct Hit
Technologies, Inc., a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. These acquisitions and future acquisitions and the resulting changes in organizational structure could impose significant burdens on our management and our employees and could result in loss of productivity or increase attrition.

    Any investment in our company must be considered in light of the problems frequently encountered by companies in new and rapidly evolving markets. To address the risks we face, we must, among other things:

    - maintain and enhance our brand;

    - expand our product and service offerings;

    - increase the amount of traffic to Ask.com and DirectHit.com;

    - increase the number and types of businesses that use our question answering service;

    - increase the value of our question answering service to our users, customers, electronic commerce merchants and advertisers; and

    - attract, integrate, retain and motivate qualified personnel.

    We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES.

    We expect to have net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the revenue growth from our advertisers, corporate customers, syndication relationships, and electronic commerce merchants and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop our brand loyalty through marketing and promotion, enhance our online personal service infrastructure and expand our other services. As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future we will be unable to continue our operations.

OUR QUESTION ANSWERING SERVICE IS NOVEL AND UNPROVEN.

    We will be successful only if Internet users adopt our natural-language services and popularity-based searches as their primary method of navigating the Internet. Internet users have a variety of search techniques, such as search engines, available to them to navigate the Internet. Users can also rely on methods, such as call centers, chat rooms and e-mail, rather than difficult-to-navigate corporate Web sites, to obtain information on products and services. It is difficult to predict the extent and rate of user adoption of our question answering service. We cannot assure you that widespread acceptance of our services has occured or will occur. Visitors to our online personal service infrastructure may use it once or twice and then revert to traditional search techniques to navigate the Internet or choose new search techniques.

OUR METHODS OF GENERATING REVENUE ARE RELATIVELY NEW AND LARGELY UNTESTED.

    We generated approximately 57%, 34%, 5% and 4% of our revenues for the year ended December 31, 1999 through Internet advertising, licensing to corporate customers, electronic commerce transaction fees and syndication fees for providing Internet-wide navigation services, respectively. Revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media. Advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Internet believing that Internet advertising is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. Our business could be seriously harmed if Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues. Furthermore, we rely on a third-party advertising service, provided by DoubleClick, Inc., to deliver advertisements to our users. If DoubleClick fails to deliver the advertisements as contracted for, due to reliability or performance problems, or if advertisements cannot be targeted as promised to advertisers, our revenues will decrease.

    In addition, a portion of our revenues is derived from the facilitation of electronic commerce transactions. The market for products and services purchased online has only recently begun to develop and is rapidly changing. Therefore, the success of our business depends upon the adoption of the Internet as a medium for commerce by a broad base of customers. If this market fails to develop or develops more slowly than expected, or if our electronic commerce services do not achieve market acceptance, our business may suffer.

    Furthermore, we expect sales to corporate customers to constitute a growing percentage of our revenues. As of June 30, 2000, we had provided customized solutions to more than 500 companies worldwide. If we cannot demonstrate to corporate customers that our services increase the rate at which browsers become purchasers, improve customer satisfaction on their Web sites and reduce expensive support costs, such as those associated with call centers, our ability to attract and retain corporate customers may be impaired. Our business would be seriously harmed if we are unsuccessful in increasing the number of corporate customers.

OUR ACQUISITIONS OF NET EFFECT SYSTEMS, INC., THE EVERGREEN PROJECT, INC. AND
  DIRECT HIT TECHNOLOGIES, INC. AND ANY FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

    We acquired Net Effect Systems, Inc. in November 1999, The Evergreen Project Inc. in January 2000 and Direct Hit Technologies, Inc. in February 2000. We may encounter problems associated with the assimilation of Net Effect, Evergreen and Direct Hit including:

    - difficulties in assimilation of acquired personnel, operations, technologies or products;

    - unanticipated costs associated with the acquisitions;

    - diversion of management's attention from other business concerns;

    - adverse effects on our existing business relationships with our, Net Effect, Evergreen and Direct Hit customers; and

    - inability to retain employees of Net Effect, Evergreen and Direct Hit.

    If we are unable to successfully integrate Net Effect, Evergreen and Direct Hit or to create new or enhanced services, we may not achieve the anticipated benefits from our acquisitions of Net Effect, Evergreen and Direct Hit. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses, experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if any significant number of Net Effect, Evergreen or Direct Hit employees fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions.

    In addition, in the first quarter of 2000, we incurred a one-time charge related to in-process research and development acquired in connection with our recent acquisitions. Beginning with the first quarter of 2000, we also began to amortize charges from assets acquired, including goodwill, from Evergreen and Direct Hit. These charges are and will be significant.

    As part of our business strategy, we may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. These future acquisitions could pose the same risks to our business posed by the acquisitions described above. In addition, with future acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

TO MANAGE OUR GROWTH, WE NEED TO IMPROVE OUR SYSTEMS, CONTROLS AND PROCEDURES.

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources and personnel. We expect that the number of employees, including management-level employees, will continue to increase for the foreseeable future. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, as well as, train and manage our workforce. We cannot be assured that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively. If we do not manage growth effectively, our business would be seriously harmed.

OUR GROWTH WILL DEPEND ON OUR ABILITY TO DEVELOP OUR BRAND.

    We believe that broader brand recognition and a favorable public perception of the Ask Jeeves brand is essential to our future success. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which will include mass market advertising, promotional programs and public relations activities. We intend to continue to incur significant expenditures, approximately $40 to $50 million for the year 2000, on these advertising and promotional programs and activities. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotional expenses. In addition, even if brand recognition increases, the number of new users and customers may not increase. Further, even if the number of new users increases, the amount of traffic on Ask.com and DirectHit.com and the number of our corporate customers may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE AGAINST OUR CURRENT AND POTENTIAL
  COMPETITORS.

    We have a number of competitors for our question answering service.

    BUSINESS SOLUTIONS GROUP. We compete with a number of companies that are addressing the same need to improve automated or online customer service for corporate customers. For example, we compete with companies that provide shopping advisors, such as Active Research Inc.; automated e-mail response and live interaction, such as Kana Communications, Inc.; search technology, such as Inktomi Corporation; and customer relationship management, such as Siebel Systems, Inc.

    WEB PROPERTIES GROUP. We face direct competition from companies that provide Internet-wide search and directory services. For example, we compete with search engines, including Excite@Home Corporation, Inktomi Corporation, Google Inc. and AltaVista Company, for the traffic generated by Internet users seeking links to third-party content to address their online information needs. We also compete with directory services, such as Yahoo! Inc., Goto.com, Inc. and LookSmart, Ltd. because they provide alternative ways for users to obtain the desired information.

    Our ability to compete depends on many factors, many of which are outside of our control. These factors include: the quality of content, the ease of use of online services, the timing and market acceptance of new and enhanced online services and sales and marketing efforts by our competitors and by us.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. Many of these competitors offer a wider range of services than we do. These services may attract users to our competitors' sites and, consequently, result in a decrease in traffic to our site. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential corporate customers, advertisers, syndicators and electronic commerce merchants. Our competitors may develop products and services that are equal to, or superior to, our products and services, or achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

OUR INTERNATIONAL SUBSIDIARY MAY NOT BE SUCCESSFUL.

    In the fourth quarter of 1999, we formed a wholly-owned subsidiary, Ask Jeeves International, Inc., or AJI, for the purpose of marketing our question answering service outside of the United States. AJI entered into a joint venture to provide our services in the United Kingdom. This expansion into international markets will require substantial management attention and financial resources. We cannot be certain that our investment in AJI and in establishing operations in other countries will produce the desired levels of revenue. In addition, AJI is subject to other inherent risks and problems, including:

    - the impact of recessions in economies outside the United States;

    - greater difficulty in accounts receivable collections;

    - unexpected changes in regulatory requirements;

    - difficulties and costs of staffing and managing foreign operations;

    - reduced protection for intellectual property rights in some countries;

    - political and economic instability;

    - the introduction of the euro;

    - fluctuations in currency exchange rates; and

    - difficulty in maintaining effective communications due to distance, language and cultural barriers.

Some or all of the above factors could seriously harm the results of our operations.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT.

    You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including:

    - our ability to obtain new corporate customers, the length of time needed to implement our question answering service for corporate customers and the timing of revenue recognition with respect to contracts with corporate customers;

    - our ability to obtain new advertising contracts, maintain existing ones and effectively manage our advertising inventory;

    - the number of users of Ask.com, DirectHit.com, Web sites syndicating our services and the Web sites of our corporate customers;

    - our ability to attract and retain advertisers and our ability to link our electronic commerce merchants to potential customers;

    - seasonal and other fluctuations in demand for our electronic commerce services and for advertising space on Ask.com and DirectHit.com;

    - our ability to develop and introduce new technology;

    - announcements and new technology introductions by our competitors;

    - our ability to attract and retain key personnel;

    - costs relating to possible acquisitions and integration of technologies or businesses;

    - credit risk of internet companies within our customer base;

    - rate changes for advertising on Ask.com and DirectHit.com;

    - marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operations; and

    - the timing of charges related to the acquisitions and any amortization of expenses related to the acquisitions.

    We have experienced lower traffic during the year-end holiday season and a slower rate of growth during the summer months. Given our limited operating history, user traffic on our Web site is extremely difficult to forecast accurately. Moreover, obtaining new corporate customers depends on many factors that we are not able to control, such as the allocation of budgetary resources by potential customers. The average sales cycle for obtaining new corporate customers has typically ranged from two to four months. Therefore, it is difficult to predict the number of corporate customers that we will have in the future. We may be unable to adjust spending to compensate for an unexpected shortfall in our revenues. In addition we expect our operating expenses to increase as we expand our engineering, sales and marketing operations, broaden our customer support capabilities, develop new strategic alliances, fund increased levels of research and development and build our operational infrastructure. As a result, if we experience an unexpected shortfall in revenues, or if our revenues do not grow faster than the increase in these expenses, we could experience significant variations in the operating results from quarter to quarter.

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE
  MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

FAILURE TO ADD CORPORATE CUSTOMERS OR RETAIN NEW CORPORATE CUSTOMERS MAY HAVE AN
  ADVERSE EFFECT ON OUR REVENUES.

    We expect that revenues associated with corporate customers will be comprised primarily of corporations with large, difficult-to-navigate Web sites. If we do not complete sales to a sufficient number of customers, our future revenues will be seriously harmed.

    Most of our corporate customer contracts have a term of one year following the implementation of our services. As a result, if we are unable to offer value to our customers during the term of these contracts, or if our customers choose a competitor's service over our service, or if such customers decide to use their own proprietary technology to develop services similar to ours, such customers may not renew their contracts. If we do not obtain a sufficient number of contract renewals or if such renewal contracts are obtained on terms less favorable than the original contract, our business could be seriously harmed.

IMPLEMENTING OUR SERVICES FOR OUR CORPORATE CUSTOMERS IS LABOR INTENSIVE.

    Because the implementation of our services is labor intensive, it is difficult to predict the length of the development cycle. Factors that affect the length of the development cycle include the overall size and complexity of the Web site, the interaction with the customer and the dynamic nature of the content. Generally, it takes three to four months to launch a customized version of our services. The long development cycle makes it difficult to predict the delivery time to the customer, realize our revenue goals and manage our internal hiring needs to meet new projects. In addition, in order to meet increased demand by corporate customers, we may have to hire additional people and train them in advance of orders. When we outsource development of custom knowledge bases, we will have little control over the speed and quality of the development. Any decline in the speed or quality of the implementation of our custom services could seriously harm our business.

WE DEPEND ON THIRD-PARTY CONTENT.

    Ask.com is designed to directly link users to a page within a third-party Web site that contains the answer to a question asked. However, when Ask.com attempts to direct the user to a page within the Web site, some companies have automatically redirected users to their home page. If companies prevent us from directly linking our users to a page within a third-party Web site, and if there are no comparable alternative Web sites to which we can direct our users, the utility and attractiveness of our services to consumers may be reduced. If this occurs, traffic on Ask.com could significantly decrease, which would seriously harm our business.

    Visitors to Ask.com use it to obtain direct access to the information, products and services they need through the display of a third-party Web page containing the answer to the user's question. We have little control over the content contained on these third-party Web sites. If these third-party Web sites do not contain high-quality, up-to-date and useful information to the user, the utility of our service to the user will be reduced, which could seriously harm our business.

WE MAY BE LIABLE FOR OUR LINKS TO THIRD-PARTY WEB SITES.

    We could be exposed to liability with respect to the selection of third-party Web sites that may be accessible through Ask.com and DirectHit.com. These claims might include, among others, that by linking to Web sites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by these third-party Web sites. Other claims may be based on errors or false or misleading information provided on Ask.com, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. Other claims may be based on our links to sexually explicit Web sites and our provision of sexually explicit advertisements when this content is displayed. Our business could be seriously harmed due to the cost of investigating and defending these claims, even to the extent these claims do not result in liability. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

WE FACE RISKS RELATED TO EXPANDING INTO RELATIVELY NEW SERVICES AND BUSINESS
  AREAS, IN PARTICULAR, ELECTRONIC COMMERCE.

    To increase our revenues, we will need to expand our operations by promoting new or complementary products and by expanding the breadth and depth of our services. In particular, our future success will, in part, depend on our ability to substantially increase revenues through the facilitation of electronic commerce transactions. The market for electronic commerce services is extremely competitive. In January 2000, we entered this market and we have little experience in it, thus we may have limited success in this market. The expansion of our electronic commerce services may strain our management, financial and operational resources. Our expansion into new product and service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business, operating results and financial condition will be seriously harmed.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CHIEF EXECUTIVE OFFICER.

    Our future success depends, in part, on the continued service of Robert Wrubel, our Chief Executive Officer. Mr. Wrubel is not bound by employment agreements for any specific term. Our relationship with Mr. Wrubel is at will. Although we are the beneficiaries of a key person life insurance policy on Mr. Wrubel's life, the loss of his services would seriously harm our business.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY
  SKILLED EMPLOYEES.

    Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. Additionally, it is often more difficult to attract employees once a company's stock is publicly traded because the exercise price of equity awards such as stock options are based on the public market, which is highly volatile. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

    Our business would be adversely affected if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include:

    - the Internet infrastructure may not be able to support the demands placed on it;

    - performance and reliability of the Internet may decline as usage grows;

    - security and performance concerns due to hackers and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

    - privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

THE OPERATING PERFORMANCE OF OUR SYSTEMS AND SERVERS IS CRITICAL TO OUR BUSINESS
  AND REPUTATION.

    Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of Ask.com or DirectHit.com could result in reduced user traffic and reduced revenues. Our network and server equipment for Ask.com is located at Frontier GlobalCenter in Palo Alto, California and Exodus Communications in Sunnyvale, California. The servers hosting our popularity engine technology are located at Exodus Communications in Waltham, Massachusetts, Santa Clara, California, and London, England. Additionally, some of our corporate customer Web sites are co-located with our customers' servers at other facilities. Although we believe that our current back-up methods are adequate, we cannot assure you that the back-up servers will not fail or cause an interruption in our service.

    We have experienced slower response times and interruptions in service due to malfunction at our hosting facilities and on the Internet backbone networks, major software upgrades at Ask Jeeves and undetected software defects. Ask.com and DirectHit.com have had partial interruptions for periods ranging from a few minutes to three hours. In addition, Ask.com and DirectHit.com could also be affected by computer viruses, electronic break-ins or other similar disruptions. If we experience outages, frequent or persistent system failures or degraded response times, our reputation and brand could be permanently harmed. In addition, we could lose advertising revenues during these interruptions and user satisfaction could be negatively impacted if the service is slow or unavailable.

    Our users and customers depend on Internet service providers, online service providers and other Web site operators for access to Ask.com and DirectHit.com. Each of these providers has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

    The occurrence of an earthquake or other natural disaster or unanticipated problems at our principal facilities or at the servers that host or back-up our systems could cause interruptions or delays in our interactive network or a loss of data. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our general liability insurance policies may not adequately compensate us for losses that may occur due to interruptions in our service.

OUR SECURITY COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER
  CUSTOMERS FROM USING OUR SERVICES

    We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We could be subject to denial of service, vandalism and other attacks on its systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover issues that may result from such events.

WE MAY NOT BE ABLE TO ADAPT TO EVOLVING INTERNET TECHNOLOGIES AND CUSTOMER
  DEMANDS.

    To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our products and services and introducing new services to address our customers' changing needs. We could incur substantial development or acquisition costs if we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services. Our business could be seriously harmed if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors. Furthermore, our competitors or potential competitors may develop a novel method of Internet navigation that is equal or superior to those we offer. As a result, demand for our online personal service infrastructure may decrease.

WE MAY FACE POTENTIAL LIABILITY FOR INVASION OF PRIVACY.

    We have a policy against using personally identifiable information obtained from users of our online personal service infrastructure without the user's permission. In the past, the Federal Trade Commission has investigated companies that have used personally identifiable information without permission or in violation of a stated privacy policy. If we use this information without permission or in violation of our policy, we may face potential liability for invasion of privacy for compiling and providing information to our corporate customers and electronic commerce merchants.

WE NEED TO EXPAND OUR SALES AND SUPPORT ORGANIZATIONS.

    We will continue to expand our advertising sales, syndication and corporate sales operations and marketing efforts to increase market awareness and sales of our products and services. We will need to increase our staff to support new customers and the expanding needs of our existing customers. Competition for highly-qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. Hiring highly-qualified customer service and account management personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

THE INTEGRATION OF NEW MANAGEMENT PERSONNEL MAY INTERFERE WITH OUR OPERATIONS

    We have recently hired new management personnel, including a new President and Chief Financial Officer. To integrate into Ask Jeeves, these individuals must spend a significant amount of time learning our business model and management system in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to our ongoing operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services.

    We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and seriously harm our profitability.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce, where such taxes are discriminatory and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could seriously harm our ability to become profitable.

    In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

WE MAY FACE POTENTIAL ELECTRONIC COMMERCE-RELATED LIABILITIES AND EXPENSES.

    Arrangements with electronic commerce merchants may expose us to legal risks and uncertainties, including potential liabilities to consumers of the products and services offered by these electronic commerce merchants. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

    Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include:

    - potential liabilities for illegal activities that may be conducted by participating merchants;

    - product liability or other tort claims relating to goods or services sold through third-party commerce sites;

    - consumer fraud and false or deceptive advertising or sales practices;

    - breach of contract claims relating to merchant transactions;

    - claims that materials included in merchant sites or sold by merchants through these sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

    - claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

    Even to the extent that such claims do not result in material liability, investigating and defending such claims could seriously harm our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE
  LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business. We have applied for a patent on our "Grammar Template Query System" with the United States Patent and Trademark Office. We have obtained registered trademark status for "Ask Jeeves" in the United States, Tunisia and Norway. We have also applied for registered trademark status for "Ask.com," "Ask Jeeves for Kids," and our logo and service marks in the United States and various foreign countries. Additionally, in connection with our acquisition of Direct Hit, we received an assignment of one United States patent issued to Gary Culliss, Direct Hit's co-founder, Chief Technology Officer and Chairman, covering aspects of Direct Hit's technology, and three U.S. patent applications covering other aspects of Direct Hit's technology. We do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Because we are devoting significant resources to building our brands, primarily "Ask Jeeves" and "Ask.com," through media advertising campaigns, if we are unable to register the trade and service marks for which we have applied, or if we are unable to defend our intellectual property rights, our business may be seriously harmed.

    In July 1999, IP Learn LLC filed a complaint against us in the United States District Court for the Northern District of California, which was amended by the plaintiff, which alleges that aspects of the Ask Jeeves technology infringe one or more patents alleged to be held by the plaintiff. We have answered the complaint and discovery has begun. Additionally, in December 1999, Patrick H. Winston and Boris Katz filed a complaint against us in the United States District Court for the District of Massachusetts. The complaint alleges that our technology infringes two patents alleged to be held by the plaintiffs. We have answered the complaint, but discovery has not begun. We intend to vigorously defend against the allegations asserted in these complaints and we believe we have meritorious defenses to the claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in either of these lawsuits, or in any other litigation with third parties that could arise in the future with respect to intellectual property rights relevant to our products or services, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the use of infringing products or services, to expend significant resources to develop non-infringing technology or to attempt to obtain licenses to the infringing technology on commercially reasonable terms, if at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. Accordingly, we cannot assure you that these lawsuits will not seriously harm our business.

    Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL
  NEEDS.

    We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least twelve months following the date of this prospectus. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to fund brand promotion, develop new or enhanced services, respond to competitive pressures or make acquisitions. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could seriously harm our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

PROVISIONS IN DELAWARE LAW AND OUR CHARTER, STOCK OPTION AGREEMENTS AND OFFER
  LETTERS TO EXECUTIVE OFFICERS MAY PREVENT OR DELAY A CHANGE OF CONTROL.

    We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's assets unless:

    - the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's assets;

    - after the transaction where the stockholder acquired 15% or more of the corporation's assets, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

    - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

    A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of Ask Jeeves and may discourage attempts by other companies to acquire us.

    Our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

    - our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

    - the authority of our board to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

    - all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

    - special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer or the board; and

    - no cumulative voting.

These provisions may have the effect of delaying or preventing a change of control.

    Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

    In addition, our option agreements under the 1996 Stock Option plan provide that if a change of control of Ask Jeeves occurs prior to the first anniversary of the vesting commencement date of an option, then the vesting which would have occurred by such anniversary shall occur. After the first anniversary of the date of grant, these option agreements provide that the vesting of each option shall accelerate by six months upon a change of control. As of June 1, 2000, there were 2,534,608 shares of common stock reserved for unvested options granted under this plan. Furthermore, offer letters with our executive officers provide for the payment of severance and acceleration of options upon the termination of these executive officers following a change of control of Ask Jeeves. These provisions in our stock option agreements and offer letters could have the effect of discouraging potential takeover attempts.

ASK JEEVES' STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY REGARDLESS OF ASK JEEVES'
  ACTUAL OPERATING PERFORMANCE.

    Ask Jeeves common stock is listed for trading on the Nasdaq National Market. The trading price of Ask Jeeves common stock may be highly volatile. Ask Jeeves' stock price may be subject to wide fluctuations in response to a variety of factors, including:

    - actual or anticipated variations in quarterly operating results and announcements of technological innovations;

    - new products or services offered by Ask Jeeves or its competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet services industry and the online customer service segment in particular;

    - Ask Jeeves' announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events that may be beyond Ask Jeeves' control.

In addition, the Nasdaq National Market, where most publicly-held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of Ask Jeeves' common stock, regardless of Ask Jeeves' actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

FUTURE SALES OF STOCK COULD AFFECT OUR STOCK PRICE

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could fall. In particular, in July 2000, the lockup agreement executed by various of our affiliates elapsed. Such stockholders are eligible to sell all vested shares. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus or incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We will not receive any proceeds from sales, if any, of our common stock by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock as of June 1, 2000:

    - each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

    - each of our directors;

    - each of the executive officers listed in the Summary Compensation Table;

    - all of our directors and executive officers as a group; and

    - each of the selling stockholders.

    The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholders. Upon completion of the offering, certain selling stockholders will have sold their entire beneficial ownership of our common stock.

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
CPQ Holding, Inc.(2)
  529 Bryant Street,
  Palo Alto CA 94301................       2,774,856         7.78%             --      2,774,856      7.78%

Entities affiliated with
  Highland Capital Partners, Inc.(3)
  Two International Place,
  Boston, MA 02110..................       2,310,322         6.48              --      2,310,322      6.48

Entities affiliated with
  Institutional Venture Partners(4)
  3000 Sand Hill Rd,
  Building Two, Suite 290,
  Menlo Park, CA 94025..............       1,386,193         3.89              --      1,386,193      3.89

Roda Group Investments
  Fund I, L.L.C.(5) ..............
  918 Parker Street,
  Berkeley, CA 94710................         856,732         2.40              --        856,732      2.40

Roger A. Strauch(6).................       2,814,037         7.89              --      2,814,037      7.89

A. George (Skip) Battle(7)..........         161,625            *              --        161,625         *

Garrett Gruener(8)..................       2,633,546         7.38              --      2,633,546      7.38

Daniel H. Miller(9).................       2,849,456         7.99              --      2,849,456      7.99

Daniel J. Nova(3)...................       2,310,322         6.48              --      2,310,322      6.48

Benjamin M. Rosen(2)................       1,345,208         3.77              --      1,345,208      3.77

Geoffrey Y. Yang(4).................       1,386,193         3.89              --      1,386,193      3.89

Edward D. Briscoe III(10)...........         638,302         1.79              --        638,302      1.79

Laurence G. Fishkin(11).............         123,937            *              --        123,937         *

Thomas Low..........................          62,498            *                         62,498         *

Frank A. Vaculin(12)................         204,620            *              --        204,620         *

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
David C. Warthen(13)................         943,397         2.62%             --        943,397      2.62%

Robert W. Wrubel(14)................         759,441         2.11              --        759,441      2.11

All directors and executive officers
  as a group (16 persons)(15)......       12,875,576        35.18%             --     12,875,576     35.18%

631465 Alberta Ltd.(16).............          50,930            *          12,329         38,601         *

Advent Atlantic and Pacific III
  L.P...............................         110,069            *         110,069             --         *

Alpert Living Trust dated 1/21/98...          10,483            *          10,483             --         *

David Andre.........................          22,740            *          22,790             --         *

Brian Aspland.......................           1,105            *           1,105             --         *

Bank of Tokyo-Mitsubishi, Ltd.......           4,422            *           4,422             --         *

Bayview 99 I, LP....................           9,635            *           9,635             --         *

Bayview 99 II, LP...................           8,075            *           8,075             --         *

Bear, Stearns International
  Limited(17).......................         100,000            *         100,000             --         *

W. Andrew Beckstoffer...............           2,211            *           2,211             --         *

Big Trees Partners..................           5,537            *           5,537             --         *

Bradley Holdings, Ltd...............           8,844            *           8,844             --         *

Nathan Brown(18)....................           8,545            *           6,837          1,708         *

BV Middle East, Ltd.................           8,638            *           8,638             --         *

Cameron Trust.......................           1,459            *           1,459             --         *

Capital Asia International Limited...          5,969            *           5,969             --         *

Carrara Venture Fund, Ltd...........           4,422            *           4,422             --         *

Maurice Casey(19)...................          15,952            *           2,477         13,475         *

Michael Cassidy.....................         468,569         1.31         468,569             --         *

CCV II Associates L.P...............           3,709            *           3,332            377         *

David Christopherson as Trustee of
  The Culliss Family Irrevocable
  Chidlren's Trust under indenture of
  trust dated December 30, 1999.....           2,000            *           2,000             --         *

CI Venture Capital..................           4,422            *           4,422             --         *

Arthur A. Ciocca Living Trust.......           4,422            *           4,422             --         *

Commonwealth Capital Ventures II
  L.P...............................          67,412            *          67,412             --         *

Charles H. Cooper, Jr...............             720            *             661             59         *

Lisa Corbett........................             993            *             993             --         *

Cornerstone Equities LLC............          19,199            *          19,199             --         *

Crescent International Holdings
  Limited...........................          22,109            *          22,109             --         *

Gary Culliss........................         925,211            *         925,211             --         *

Thomas Curran, Jr.(20)..............         103,276            *          68,011         35,205         *

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
John Andrew Curtis..................           1,277            *           1,277             --         *

Michael E. & Yvonne B. Deggelman....           1,105            *           1,105             --         *

David Do............................           1,367            *           1,367             --         *

Donald C. Doolittle.................           2,211            *           2,211             --         *

Draper Fisher Associates Fund IV,
  LP................................       1,203,842         3.38%      1,189,255         14,587         *

Draper Fisher Partners IV, LLC......          90,612            *          89,513          1,099         *

Drebes Family Trust.................          42,849            *          42,849             --         *

DS Capital, LLC.....................           9,599            *           9,599             --         *

Herbert M. Dwight, Jr., Trustee.....           1,105            *           1,105             --         *

D-W Investments, L.P................           5,759            *           5,759             --         *

Wayne L. Earl and Judith V. Earl
  Trust.............................           1,105            *           1,105             --         *

Rex H. Elliot.......................             720            *             661             59         *

Fenton Family Trust.................          21,799            *          21,799             --         *

Tod H. Francis......................           6,278            *           6,278             --         *

Fremont Sequoia Holding, LLP........         144,173            *         144,173             --         *

Fremont TVL V Partners L.P..........           9,705            *           9,705             --         *

Richard N. Frank Living Trust.......           1,105            *           1,105             --         *

Rod and Connie Georgiu..............           2,211            *           2,211             --         *

Stephanie Beckwith Gies.............           6,837            *           6,837             --         *

Kevin E. Grant......................           1,105            *           1,105             --         *

Gweneth H. Glessner.................             303            *             308             --         *

Greylock IX Limited Partnership.....         574,408         1.61         574,408             --         *

Nabil Hachem........................             113            *             113             --         *

Robert Hagopian(21).................           3,418            *           3,418             --         *

Hallco, Inc.........................           4,422            *           4,422             --         *

Laura Hanff(22).....................              77            *              77             --         *

Jay Harati..........................             534            *             534             --         *

Harbour Vest VI Ltd.................          22,109            *          22,109             --         *

Tom Harrison(23)....................          63,924            *          61,788          2,136         *

Warner W. Henry, Trustee............           4,422            *           4,422             --         *

Douglas J. Herst, Co-Trustee........           1,105            *           1,105             --         *

Hitachi, Ltd........................           4,422            *           4,422             --         *

Bill Hsieh(24)......................           3,525            *           3,205            320         *

Hikari Tsushin, Inc.................           4,069            *           4,069             --         *

Leigh Ishikawa(25)..................             752            *             422            330         *

Soren Jacobsen......................           2,500            *           2,500             --         *

Randal A. Johnson...................           4,623            *           4,623             --         *

Paul C. Keinath.....................             331            *             331             --         *

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
Kenneth Van Wagenen Trust...........           6,164            *           6,164             --         *

J. Bradford King(26)................          20,984            *          20,984             --         *

King Living Trust U/A/D June 9,
  1989..............................          96,840            *          96,840             --         *

Vincent Laiosa(27)..................          20,511            *          17,092          3,419         *

Ilene Lang..........................          11,181            *          11,181             --         *

Claude C. Laval, III & Betty Lou
  Laval Family Trust................           1,105            *           1,105             --         *

Lederer-Orr Family Trust............          23,010            *          23,010             --         *

Paul G. Lego........................           1,105            *           1,105             --         *

Gary Levenson(28)...................           6,837            *           3,418          3,419         *

Alan Levin(29)......................           6,217            *           3,418          2,799         *

Mark S. Manasse.....................             277            *             277             --         *

Media First Public Relations, Inc....          2,465            *           2,465             --         *

McCloskey 1996 GRAT 5...............          19,199            *          19,199             --         *

Miami Corp..........................           8,844            *           8,844             --         *

Michael E. McFall...................         119,296            *         119,296             --         *

Milam Knecht and Company............           2,465            *           2,465             --         *

Mosaic Venture Partners, L.P........         220,054            *         220,054             --         *

Harold Naparst Harold Naparst Trust
  2000..............................           1,105            *           1,105             --         *

NeoCarta Scout Fund, L.L.C..........           7,680            *           7,680             --         *

NeoCarta Ventures, L.P..............          69,117            *          69,117             --         *

Nierenberg Family Trust.............             867            *             867             --         *

O'Brien Family Trust U/T/A dtd.
  7/1/92............................           3,173            *           3,173             --         *

Judith M. O'Brien Custodian Connor
  O'Brien...........................             123            *             123             --         *

Judith M. O'Brien Custodian Lauren
  O'Brien...........................             123            *             123             --         *

John A. O'Donnell...................           1,105            *           1,105             --         *

Ohawine Trust.......................           2,918            *           2,918             --         *

Old Dominion University Research
  Foundation........................             393            *             393             --         *

David Parker(30)....................          63,241            *          52,883         10,358         *

Bruce Pennypacker(31)...............          17,092            *          17,092             --         *

Pente Venture Trust.................           1,481            *           1,481             --         *

P-J Investments.....................           5,759            *           5,759             --         *

Private Equity Partners, LLC........           1,030            *           1,030             --         *

Q Financial Group, LLC..............          18,494            *          18,494             --         *

Quinn Family Trust..................           1,105            *           1,105             --         *

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
Frank Rees, Trustee Rees Family
  Trust.............................           1,768            *           1,768             --         *

R.E.K. Profit Sharing Trust FBO
  Robert E. King....................           9,543            *           9,543             --         *

Daniel Rowe(32).....................          87,902            *          73,925         13,977         *

San Francisco International
  Investors.........................          12,329            *          12,329             --         *

Michael Santullo....................          47,071            *          46,680            391         *

Paul D. Schaller....................          24,659            *          24,659             --         *

Gordon Scherer......................           1,327            *           1,327             --         *

Elizabeth A. Schwartz and William J.
  Schwartz..........................          31,396            *          18,896         12,500         *

A. Horton Shapiro and Elizabeth
  Shapiro, Trustee Shapiro Family
  Trust.............................           1,105            *           1,105             --         *

George O. Sheldon, Trustee..........           1,105            *           1,105             --         *

Shennan Family Partnership..........           2,946            *           2,946             --         *

Shennan 1995 Trust..................          19,198            *          19,198             --         *

James Simpson.......................           1,105            *           1,105             --         *

Stanford University(33).............          65,839            *          14,794         51,045         *

Hilary Steinert.....................           1,595            *           1,595             --         *

Edith R. Stern Trust FBO Mr. Lessing
  Stern.............................           2,211            *           2,211             --         *

Peter W. Stott......................           2,211            *           2,211             --         *

Carl Sturmer(34)....................          12,716            *          12,329            367         *

Christine L. Surowiec...............           2,937            *           2,937             --         *

Sutro Group.........................           2,211            *           2,211             --         *

Suwannukul Family Trust.............           4,422            *           4,422             --         *

TA Executives Fund LLC..............           4,548            *           4,548             --         *

TA Investors LLC....................           4,764            *           4,764             --         *

TA/Advent VIII L.P..................         238,801            *         238,801             --         *

Augustus Tai........................           1,918            *           1,918             --         *

Jason Temple(35)....................           5,127            *           5,127             --         *

Thanksgiving Foundation.............           2,918            *           2,918             --         *

TL Ventures III Interfund L.P.......           7,008            *           7,008             --         *

TL Ventures III L.P.................         214,645            *         214,645             --         *

TL Ventures III Offshore L.P........          44,930            *          44,930             --         *

TVL Management Corporation..........              33            *              33             --         *

Union Fidelity Life Insurance
  Company...........................           6,633            *           6,633             --         *

                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                       NUMBER OF SHARES                 NUMBER OF          THIS OFFERING
                                         BENEFICIALLY                  SHARES BEING   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS      OWNED(1)       PERCENTAGE     OFFERED        NUMBER     PERCENTAGE
-------------------------------------  ----------------   ----------   ------------   ----------   ----------
Michele Valentine...................              35            *              35             --         *

Steve Victorino.....................           6,269            *           6,269             --         *

Viventures Partners.................          76,797            *          76,797             --         *

Maurice Werdegar....................           1,105            *           1,105             --         *

Diane Wilsey........................           1,094            *           1,094             --         *

Woodside Electronics Corp. Pension
  and Profit Sharing Trust, Wayne
  Earl, Trustee.....................           1,105            *           1,105             --         *

WS Investment 99A...................           1,666            *           1,666             --         *

WS Investment Company 97B...........           6,164            *           6,164             --         *

Judith B. Wunderlich Trust..........             312            *             312             --         *

Robert Wyse.........................           2,465            *           2,465             --         *

Steven Yang(36).....................          89,450            *          86,450             --         *

Aaron Zallen........................           2,279            *           2,279             --         *

  Total shares offered..............                                    5,961,973

------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 1, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o Ask Jeeves, 5858 Horton St., Suite 350, Emeryville, California 94608. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 35,666,062 shares of common stock outstanding as of June 1, 2000 including 4,751,878 shares issued in the Direct Hit acquisition and 1,715,000 shares issued pursuant to our public offering effective
     March 13, 2000.

 (2) Benjamin M. Rosen is Chairman of the Board of Compaq Computer Corporation of which CPQ Holdings, Inc. is a wholly-owned subsidiary.

 (3) Highland Capital Partners, Inc. manages Highland Capital Partners IV Limited Partnership (HCP IV) and Highland Entrepreneurs' Fund IV Limited Partnership (HEF IV, and together with HCP IV, the Highland Entities). Includes 2,217,909 shares of common stock owned by HCP IV and 92,413 shares of common stock owned by HEF IV. Daniel J. Nova, a director of Ask Jeeves, is a general partner of the General Partner of the Highland Entities and can be deemed to be a beneficial owner of the shares held by HCP IV and HEF IV as he has shared voting and investment power in connection with his role as general partner.

 (4) Institutional Venture Partners manages Institutional Venture
     Partners VIII, L.P. (IVP) and IVP Institutional Investment Fund, III, LLC (IIF, and together with IVP, the "Institutional Entities").

     Includes 1,365,400 shares of common stock owned by IVP and 20,793 shares of common stock owned by IIF. Geoffrey Y. Yang, a director of Ask Jeeves, is a general partner of the Institutional Entities and can be deemed to be a beneficial owner of the shares held by IVP and IIF as he has shared voting and investment power in connection with his role as general partner.

 (5) Roger A. Strauch and Daniel H. Miller are managing members, and Garrett Gruener is a member of Roda Group Investment Fund I, L.L.C.

 (6) Includes 1,854,477 shares held by the Strauch Kulhanjian Family Trust UAD December 3, 1992. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which Mr. Strauch is a managing member and as to which he disclaims beneficial ownership except to the extent of his pro rata investment in such shares. Also includes 1,500 shares held by Benno S.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Samuel J.M. Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Jesse Kling Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Rebecca A. Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Sarah Miller Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Julia F. Dan Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Kalden Gonsar Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Fletcher Kennamer Educational Trust, Roger A. Strauch, Trustee, 1,500 shares held by Aidan Clements Educational Trust, Roger A. Strauch, Trustee, 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger A. Strauch, Trustee, 45,812 shares held by Roger Strauch as Custodian under CUTMA for Alexander K. Strauch, 45,812 shares held by Roger Strauch as Custodian under CUTMA for Paul K. Strauch and 45,813 shares held by Roger Strauch as Custodian under CUTMA for Nairi S. Strauch as to which Mr. Strauch disclaims beneficial ownership.

 (7) Includes 27,499 shares which are subject to a right of repurchase by Ask Jeeves, 6,847 shares held by A. George Battle Custodian Emily Taylor Battle UTMA IL, 4,847 shares held by A. George Battle TTEE UA Daniel Kurt Webster Battle Trust and 2,500 shares held by Daniel Kurt Webster Battle, as to which Mr. Battle disclaims beneficial ownership.

 (8) Includes 86,232 shares held by the Amy Slater Revocable Trust, Amy Slater, trustee, 3,751 shares issuable to Ms. Slater pursuant to options exercisable within 60 days, 1,000 shares held by Ms. Slater as custodian under CUTMA for Zachary A. Adams, 1,000 shares held by Ms. Slater as custodian under CUTMA for Caleb J. Adams, of which Ms. Slater disclaims beneficial ownership, 856,732 shares held by Roda Group Investment Fund I, L.L.C., 100,000 shares held in the Garrett Gruener Annuity Trust and
     250 shares held by Lindsey Pitman, Garrett Gruener custodian. Amy Slater is the spouse of Mr. Gruener. Mr. Gruener, a director of Ask Jeeves, is a member of Roda Group Investments Fund I, L.L.C and disclaims beneficial ownership of the shares held by such entity.

 (9) Includes 1,997,724 shares held by Mr. Miller. Also includes 856,732 shares held by Roda Group Investment Fund I, L.L.C., of which he is a managing member, and as to which Mr. Strauch disclaims beneficial ownership. Also includes 15,000 shares held by Cooper Ogden Miller Educational Trust, Roger
     A. Strauch, Trustee, as to which Mr. Miller disclaims beneficial ownership.

 (10) Includes 280,734 shares subject to a right of repurchase by Ask Jeeves and 2,600 shares issuable pursuant to options exercisable within 60 days.

 (11) Includes 49,215 shares issuable pursuant to options exercisable within 60 days.

 (12) Includes 49,938 shares subject to a right of repurchase by Ask Jeeves and 69,228 shares issuable pursuant to options exercisable within 60 days.

 (13) Includes 306,441 shares issuable pursuant to options exercisable within 60 days.

 (14) Includes 46,627 shares subject to a right of repurchase by Ask Jeeves and 409,651 shares issuable pursuant to options exercisable within 60 days.

 (15) Includes 537,398 shares subject to a right of repurchase by Ask Jeeves and 936,623 shares issuable pursuant to options exercisable within 60 days.

 (16) Includes 38,601 shares owned by Kelly Graves as to which 631465 Alberta Ltd. disclaims beneficial ownership.

 (17) Shares acquired on June 7, 2000.

 (18) Includes 1,708 shares issuable pursuant to options exercisable within 60 days and 855 shares subject to a right of repurchase by Ask Jeeves.

 (19) Includes 13,475 shares issuable pursuant to options exercisable within 60 days.

 (20) Includes 25,158 shares subject to a right of repurchase by Ask Jeeves.

 (21) Includes 2,706 shares subject to a right of repurchase by Ask Jeeves.

 (22) Includes 32 shares issuable pursuant to options exercisable within 60 days.

 (23) Includes 2,243 shares issuable pursuant to options exercisable within 60 days and 25,158 shares subject to a right of repurchase by Ask Jeeves.

 (24) Includes 534 shares issuable pursuant to options exercisable within 60 days.

 (25) Includes 752 shares issuable pursuant to options exercisable within 60 days.

 (26) Includes 9,409 shares held by R.E.K. Profit Sharing Trust and 121 shares held by San Francisco International Investors as to which Mr. Kings Disclaims Beneficial Ownership.

 (27) Includes 6,410 shares subject to a right of repurchase by Ask Jeeves.

 (28) Includes 4,843 shares subject to a right of repurchase by Ask Jeeves.

 (29) Includes 4,380 shares issuable pursuant to options exercisable within 60 days.

 (30) Includes 963 shares subject to a right of repurchase by Ask Jeeves.

 (31) Includes 7,211 shares subject to a right of repurchase by Ask Jeeves.

 (32) Includes 8,386 shares subject to a right of repurchase by Ask Jeeves.

 (33) Stanford University disclaims beneficial ownership of any shares owned by investment funds of which Stanford University is a limited partner.

 (34) Includes 2,481 shares issuable pursuant to options exercisable within 60 days.

 (35) Includes 2,564 shares subject to right of repurchase by Ask Jeeves.

 (36) Includes 33,544 shares subject to a right of repurchase by Ask Jeeves.

                              PLAN OF DISTRIBUTION

    The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    In connection with our acquisitions of Net Effect, Direct Hit and Evergreen and the purchase of assets from Excellerate, we registered the selling stockholders' common stock under applicable federal and state securities laws. We have also registered additional shares of common stock to be issued upon the exercise of warrants issued by Ask Jeeves. We paid substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) were $230,000. The agreements related to the acquisitions of Direct Hit, Net Effect and Evergreen and the purchase of assets from Excellerate provide for cross-indemnification of the selling stockholders to the extent permitted by law for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Cooley Godward LLP, Palo Alto, California. An investment partnership of attorneys of Cooley Godward and attorneys who have performed services for Ask Jeeves beneficially own an aggregate of 4,582 shares of common stock of Ask Jeeves.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule, included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and registration statement and, as to the years 1997 and 1998, is based in part on the report of PricewaterhouseCoopers LLP, independent auditors for Net Effect Systems, Inc. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

    The condolidated financial statements of Direct Hit Technologies, Inc. as of December 31, 1998 and 1999 and for the period from inception (April 27, 1998) through December 31, 1998 and for the year ended December 31, 1999, incorporated by reference in this prospectus from our Current Report on Form 8-K/A dated August 11, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference in this prospectus and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended December 31, 1999, filed March 30, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 15, 2000;

    - Current Report on Form 8-K, filed February 14, 2000, amended on Form 8-K/A, filed April 11, 2000 and amended on Form 8-K/A, filed August 11, 2000;

    - Current Report on Form 8-K, filed December 2, 1999 and amended on Form 8-K/A, filed January 20, 2000;

    - Definitive Proxy Statement, filed April 24, 2000; and

    - The description of the common stock contained in our Registration Statement on Form 8-A12G, as filed on June 28, 1999 with the SEC.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                Ask Jeeves, Inc.

                         5858 Horton Street, Suite 350

                              Emeryville, CA 94608

                                 (510) 985-7400

This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

SEC registration fee........................................  $ 30,000
Nasdaq National Market listing fee..........................         0
Printing and engraving expenses.............................    50,000
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    50,000
Blue sky fees and expenses..................................     2,500
Transfer agent fees.........................................     2,500
Miscellaneous fees and expenses.............................    20,000
                                                              --------
Total.......................................................  $230,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

    In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

    We maintain a policy providing directors' and officers' liability insurance, which insures our directors and officers in certain circumstances with a liability limit of $15,000,000 per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about Ask Jeeves or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

    (a) EXHIBITS.

        EXHIBIT                            DESCRIPTION
        -------                            -----------
       3.1*        Certificate of Incorporation of the Registrant.

       3.2*        Bylaws of the Registrant.

       4.1*        Reference is made to Exhibit 3.1.

       4.2*        Specimen Certificate for Registrant's Common Stock.

       4.3*        Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30,
                     1998.

       4.4*        Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31,
                     1998.

       4.5*        Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31,
                     1998.

       4.6*        Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 11,
                     1999.

       5.1         Opinion of Cooley Godward LLP.

      10.1*        Amended and Restated 1996 Equity Incentive Plan.

      10.2*        Form of Option Agreement for the Amended and Restated 1996
                     Equity Incentive Plan.

      10.3.1*      1999 Equity Incentive Plan.

      10.3.2*      1999 Equity Incentive Plan, As Amended.

      10.4*        Form of Option Agreement for the 1999 Equity Incentive Plan.

      10.5.1*      1999 Employee Stock Purchase Plan.

      10.5.2*      1999 Employee Stock Purchase Plan, As Amended.

      10.6*        Commercial Office Lease dated as of August 20, 1997, by and between Eat/Work Development, L.P. and the Roda Group
                     Venture Development Company.

      10.7*        Commercial Office Lease dated as of August 14, 1998, by and between Eat/Work Development, L.P. and the Roda
                     Development Company.

      10.8*        Commercial Office Lease dated as of November 15, 1998, by
                     and between Eat/Work Development, L.P. and the Roda
                     Development Company.

      10.9*        Commercial Office Lease dated as of May 15, 1998, by and
                     between Eat/Work Development, L.P. and the Registrant.

      10.10*       Lease Agreement dated as of January 26, 1999, by and between
                     Parker Associates and the Registrant.

      10.11*       Assignment and Assumption of Standard Commercial Office
                     Lease for Eat/Work Development dated as of January 1,
                     1999, by and between the Roda Group Development Company,
                     L.L.C. and the Registrant (relating to 918 Parker Street,
                     Suite A-14, Berkeley, CA).

      10.12*       License Agreement dated as of October 2, 1998, between the
                     Registrant and Compaq Computer Corporation.

        EXHIBIT                            DESCRIPTION
        -------                            -----------
      10.13*       License and Development Agreement dated as of September 30,
                     1999, between the Registrant and Compaq Computer
                     Corporation.

      10.14*       Consulting Services Agreement dated as of December 14, 1998, by and between the Registrant and the Roda Development
                     Group.

      10.15*       Offer letter dated as of April 16, 1999, by and between the
                     Registrant and M. Bruce Nakao.

      10.16*       Offer letter dated as of January 11, 1999, by and between
                     the Registrant and Laurence Fishkin.

      10.17.1*     Offer letter dated as of January 18, 1999, by and between
                     the Registrant and Edward Briscoe III.

      10.17.2*     Offer Letter dated June 1, 1999, by and between Registrant and Edward Briscoe III, as amended,

      10.18*       Offer letter dated as of January 5, 1999, by and between the
                     Registrant and Frank Vaculin.

      10.19.1*     Offer letter dated as of May 22, 1998, by and between the
                     Registrant and Robert W. Wrubel.

      10.19.2*     Offer letter dated June 1, 1999, by and between Registrant and Robert W. Wrubel, as amended.

      10.20*       Common Stock and Warrant To Purchase Common Stock Purchase
                     Agreement dated as of August 20, 1997, by and between the
                     Registrant, and each of Daniel H. Miller, Roger A. Strauch and The Roda Group Venture Development Company, LLC.

      10.21*       Common Stock Subscription Agreement, dated as of June 26,
                     1998, by and between the Registrant and certain investors
                     of the Registrant.

      10.22*       Common Stock Subscription Agreement, dated as of August,
                     1998, by and between the Registrant and certain investors
                     of the Registrant.

      10.23*       Series A Preferred Stock Purchase Agreement dated as of
                     November 13, 1998, by and between the Registrant and
                     certain investors of the Registrant.

      10.24*       Series B Preferred Stock Purchase Agreement dated as of
                     February 24, 1999, by and between the Registrant and
                     certain investors of the Registrant.

      10.25*       Asset Purchase Agreement dated as of April 16, 1999, by and between the Registrant and Lumina Decision Systems, Inc.

      10.26*       Form of Indemnity Agreement by and between the Registrant
                     and each of its directors and executive officers.

      10.27*       Assignment and Assumption of Standard Commercial Office
                     Lease for EAT/Work development dated as of January 1,
                     1999, by and between the Roda Group Development Company,
                     LLC and the Registrant (relating to 918 Parker Street,
                     Suite A-1-1 and A-1-2, Berkeley, CA).

      10.28*       Office Lease dated as of April 29, 1999, by and between
                     Emery Station Associates, L.L.C. and the Registrant.

      10.29*       Offer Letter dated as of May 27, 1999, by and between the
                     Registrant and George Lichter.

      10.30*       Master Lease Agreement dated as of June 15, 1999, by and
                     between the Registrant and Comdisco, Inc.

        EXHIBIT                            DESCRIPTION
        -------                            -----------
      10.31*       Forms of Promissory Note and Stock Pledge Agreement for
                     loans to executive officers.

      10.32**      Agreement and Plan of Merger and Reorganization dated
                     November 19, 1999, by and between the Registrant, Net
                     Effect Systems, Inc. and Neutral Acquisition Corp.

      10.33****    Agreement and Plan of Merger and Reorganization dated
                     January 25, 2000, by and between the Registrant, Direct
                     Hit Technologies, Inc. and Answer Acquisition Corp.

      10.34***     Offer letter dated September 24, 1999, by and between
                     Registrant and Enrique Salem.

      10.35***     Form of Registration Rights Agreement, between the
                     Registrant and Stockholders of Net Effect Systems, Inc.

      10.36*****   Office Lease dated as of February 24, 2000, by and between
                     Oakland City Center LLC and the Registrant.

      23.1         Consent of Ernst & Young LLP, Independent Auditors.

      23.2         Consent of Deloitte & Touche LLP.

      23.3         Consent of PricewaterhouseCoopers LLP.

      23.4         Consent of Cooley Godward LLP. Reference is made to Exhibit
                     5.1.

      24.1         Power of attorney. Reference is made to Page II-8.

------------------------

 *  Previously filed with Registrant's S-1 Registration Statement No. 333-77539.

** Previously filed with Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 18, 1999.

*** Previously filed with Registrant's S-1 Registration Statement No. 333-95691.

****Previously filed with Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 14, 1999.

*****Previously filed with Registrant's S-1 Registration Statement No.
    333-30494.

    (b) FINANCIAL STATEMENT SCHEDULES.

       All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) of
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on August 11, 2000.

                                                              ASK JEEVES, INC.

                                                              By:        /s/ ROBERT W. WRUBEL
                                                                   --------------------------------
                                                                           Robert W. Wrubel
                                                                        Chief Executive Officer

                               POWER OF ATTORNEY

    POWER OF ATTORNEY KNOW ALL PERSONS BY THESE PRESENT, that the persons whose signatures appear below each severally constitutes and appoints Robert W. Wrubel, Christine M. Davis and Cynthia Pevehouse, and each of them, as true and lawful attorney-in-fact and agents, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do, or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
/s/ ROBERT W. WRUBEL                              Chief Executive Officer and
--------------------------------------              Director (PRINCIPAL EXECUTIVE    August 11, 2000
Robert W. Wrubel                                    OFFICER

/s/ CHRISTINE M. DAVIS                            Vice President and Corporate
--------------------------------------              Controller (PRINCIPAL            August 11, 2000
Christine M. Davis                                  ACCOUNTING OFFICER)

/s/ THOMAS LOW
--------------------------------------            Chief Financial Officer            August 11, 2000
Thomas E. Low                                       (PRINCIPAL FINANCIAL OFFICER)

/s/ ROGER A. STRAUCH
--------------------------------------            Chairman of the Board of           August 11, 2000
Roger A. Strauch                                    Directors

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----

/s/ A. GEORGE (SKIP) BATTLE
--------------------------------------            Director                           August 11, 2000
A. George (Skip) Battle

/s/ GARRETT GRUENER
--------------------------------------            Director                           August 11, 2000
Garrett Gruener

/s/ DANIEL J. NOVA
--------------------------------------            Director                           August 11, 2000
Daniel J. Nova

/s/ BENJAMIN M. ROSEN
--------------------------------------            Director                           August 11, 2000
Benjamin M. Rosen

/s/ GEOFFREY Y. YANG
--------------------------------------            Director                           August 11, 2000
Geoffrey Y. Yang

                                 EXHIBIT INDEX

        EXHIBIT                            DESCRIPTION
        -------                            -----------
       3.1*        Certificate of Incorporation of the Registrant.

       3.2*        Bylaws of the Registrant.

       4.1*        Reference is made to Exhibit 3.1.

       4.2*        Specimen Certificate for Registrant's Common Stock.

       4.3*        Warrant to purchase 15,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of June 30,
                     1998.

       4.4*        Warrant to purchase 20,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of July 31,
                     1998.

       4.5*        Warrant to purchase 8,000 shares of Common Stock granted by the Registrant to Antenna Group PR dated as of May 31,
                     1998.

       4.6*        Warrant to purchase 5,000 shares of Common Stock granted by the Registrant to Soren Jacobsen dated as of March 11,
                     1999.

       5.1         Opinion of Cooley Godward LLP.

      10.1*        Amended and Restated 1996 Equity Incentive Plan.

      10.2*        Form of Option Agreement for the Amended and Restated 1996
                     Equity Incentive Plan.

      10.3.1*      1999 Equity Incentive Plan.

      10.3.2*      1999 Equity Incentive Plan, As Amended.

      10.4*        Form of Option Agreement for the 1999 Equity Incentive Plan.

      10.5.1*      1999 Employee Stock Purchase Plan.

      10.5.2*      1999 Employee Stock Purchase Plan, As Amended.

      10.6*        Commercial Office Lease dated as of August 20, 1997, by and between Eat/Work Development, L.P. and the Roda Group
                     Venture Development Company.

      10.7*        Commercial Office Lease dated as of August 14, 1998, by and between Eat/Work Development, L.P. and the Roda
                     Development Company.

      10.8*        Commercial Office Lease dated as of November 15, 1998, by
                     and between Eat/Work Development, L.P. and the Roda
                     Development Company.

      10.9*        Commercial Office Lease dated as of May 15, 1998, by and
                     between Eat/Work Development, L.P. and the Registrant.

      10.10*       Lease Agreement dated as of January 26, 1999, by and between
                     Parker Associates and the Registrant.

      10.11*       Assignment and Assumption of Standard Commercial Office
                     Lease for Eat/Work Development dated as of January 1,
                     1999, by and between the Roda Group Development Company,
                     L.L.C. and the Registrant (relating to 918 Parker Street,
                     Suite A-14, Berkeley, CA).

      10.12*       License Agreement dated as of October 2, 1998, between the
                     Registrant and Compaq Computer Corporation.

      10.13*       License and Development Agreement dated as of September 30,
                     1999, between the Registrant and Compaq Computer
                     Corporation.

      10.14*       Consulting Services Agreement dated as of December 14, 1998, by and between the Registrant and the Roda Development
                     Group.

        EXHIBIT                            DESCRIPTION
        -------                            -----------
      10.15*       Offer letter dated as of April 16, 1999, by and between the
                     Registrant and M. Bruce Nakao.

      10.16*       Offer letter dated as of January 11, 1999, by and between
                     the Registrant and Laurence Fishkin.

      10.17.1*     Offer letter dated as of January 18, 1999, by and between
                     the Registrant and Edward Briscoe III.

      10.17.2*     Offer Letter dated June 1, 1999, by and between Registrant and Edward Briscoe III, as amended,

      10.18*       Offer letter dated as of January 5, 1999, by and between the
                     Registrant and Frank Vaculin.

      10.19.1*     Offer letter dated as of May 22, 1998, by and between the
                     Registrant and Robert W. Wrubel.

      10.19.2*     Offer letter dated June 1, 1999, by and between Registrant and Robert W. Wrubel, as amended.

      10.20*       Common Stock and Warrant To Purchase Common Stock Purchase
                     Agreement dated as of August 20, 1997, by and between the
                     Registrant, and each of Daniel H. Miller, Roger A. Strauch and The Roda Group Venture Development Company, LLC.

      10.21*       Common Stock Subscription Agreement, dated as of June 26,
                     1998, by and between the Registrant and certain investors
                     of the Registrant.

      10.22*       Common Stock Subscription Agreement, dated as of August,
                     1998, by and between the Registrant and certain investors
                     of the Registrant.

      10.23*       Series A Preferred Stock Purchase Agreement dated as of
                     November 13, 1998, by and between the Registrant and
                     certain investors of the Registrant.

      10.24*       Series B Preferred Stock Purchase Agreement dated as of
                     February 24, 1999, by and between the Registrant and
                     certain investors of the Registrant.

      10.25*       Asset Purchase Agreement dated as of April 16, 1999, by and between the Registrant and Lumina Decision Systems, Inc.

      10.26*       Form of Indemnity Agreement by and between the Registrant
                     and each of its directors and executive officers.

      10.27*       Assignment and Assumption of Standard Commercial Office
                     Lease for EAT/Work development dated as of January 1,
                     1999, by and between the Roda Group Development Company,
                     LLC and the Registrant (relating to 918 Parker Street,
                     Suite A-1-1 and A-1-2, Berkeley, CA).

      10.28*       Office Lease dated as of April 29, 1999, by and between
                     Emery Station Associates, L.L.C. and the Registrant.

      10.29*       Offer Letter dated as of May 27, 1999, by and between the
                     Registrant and George Lichter.

      10.30*       Master Lease Agreement dated as of June 15, 1999, by and
                     between the Registrant and Comdisco, Inc.

      10.31*       Forms of Promissory Note and Stock Pledge Agreement for
                     loans to executive officers.

      10.32**      Agreement and Plan of Merger and Reorganization dated
                     November 19, 1999, by and between the Registrant, Net
                     Effect Systems, Inc. and Neutral Acquisition Corp.

        EXHIBIT                            DESCRIPTION
        -------                            -----------
      10.33****    Agreement and Plan of Merger and Reorganization dated
                     January 25, 2000, by and between the Registrant, Direct
                     Hit Technologies, Inc. and Answer Acquisition Corp.

      10.34***     Offer letter dated September 24, 1999, by and between
                     Registrant and Enrique Salem.

      10.35***     Form of Registration Rights Agreement, between the
                     Registrant and Stockholders of Net Effect Systems, Inc.

      10.36*****   Office Lease dated as of February 24, 2000, by and between
                     Oakland City Center LLC and the Registrant.

      23.1         Consent of Ernst & Young LLP, Independent Auditors.

      23.2         Consent of Deloitte & Touche LLP.

      23.3         Consent of PricewaterhouseCoopers LLP.

      23.4         Consent of Cooley Godward LLP. Reference is made to Exhibit
                     5.1.

      24.1         Power of attorney. Reference is made to Page II-8.

------------------------

 *  Previously filed with Registrant's S-1 Registration Statement No. 333-77539.

** Previously filed with Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 18, 1999.

*** Previously filed with Registrant's S-1 Registration Statement No. 333-95691.

****Previously filed with Registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 14, 1999.

*****Previously filed with Registrant's S-1 Registration Statement No.
    333-30494.